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SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED DECEMBER 27, 2006
(TO PROSPECTUS DATED OCTOBER 26, 2006)


                                  $664,784,022
                                 (APPROXIMATE)


                               INDYMAC MBS, INC.
                                   DEPOSITOR

                                 [INDYMAC LOGO]
                            SPONSOR, SELLER AND SERVICER


                RESIDENTIAL ASSET SECURITIZATION TRUST 2006-A16
                                 ISSUING ENTITY

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-P

                              --------------------

   This Supplement amends the prospectus supplement dated December 27, 2006 that has been issued with respect to the Residential Asset Securitization Trust 2006-A16, Mortgage Pass-Through Certificates, Series 2006-P (the "CERTIFICATES"), as described below.

   o The definitions "Group 1 Scheduled Principal Distribution Amount" and "Group 1 Unscheduled Principal Distribution Amount" as they appear on page S-76 in the section "Description of the Certificates--Principal" in the prospectus supplement are restated in their entirety, respectively, to read as follows:

   "GROUP 1 SCHEDULED PRINCIPAL DISTRIBUTION AMOUNT" for any Distribution Date and loan group 1 will equal the Non-PO Percentage of the applicable Senior Percentage of all amounts described in subclauses (a) through (d) of clause
(i) of the definition of Non-PO Formula Principal Amount for that Distribution Date; provided, however, that if a Bankruptcy Loss that is an Excess Loss is sustained with respect to a group 1 mortgage loan that is not a Liquidated Mortgage Loan, the Group 1 Scheduled Principal Distribution Amount will be reduced on the related Distribution Date by the Non-PO Percentage of the applicable Senior Percentage of the principal portion of that Bankruptcy Loss.

   The "GROUP 1 UNSCHEDULED PRINCIPAL DISTRIBUTION AMOUNT" for any Distribution Date and loan group 1, the Non-PO Percentage of the applicable Senior Prepayment Percentage of the sum of the amounts described in subclauses (e) and (f) of clause (i) and clause (ii) of the definition of Non-PO Formula Principal Amount for that Distribution Date.

   o The definitions "Group 2 Scheduled Principal Distribution Amount" and "Group 2 Unscheduled Principal Distribution Amount" as they appear on page S-77 in the section "Description of the Certificates--Principal" in the prospectus supplement are restated in their entirety, respectively, to read as follows:

   "GROUP 2 SCHEDULED PRINCIPAL DISTRIBUTION AMOUNT" for any Distribution Date and loan group 2 will equal the applicable Senior Percentage of all amounts described in subclauses (a) through (d) of the definition of Principal Amount for loan group 2 for that Distribution Date; provided, however, that if a Bankruptcy Loss that is an Excess Loss is sustained with respect to a group 2 mortgage loan that is not a Liquidated Mortgage Loan, the Group 2 Scheduled Principal Distribution Amount will be reduced on the related Distribution Date by the applicable Senior Percentage of the principal portion of that Bankruptcy Loss.

   The "GROUP 2 UNSCHEDULED PRINCIPAL DISTRIBUTION AMOUNT" for any Distribution Date and loan group 2, the sum of the applicable Senior Prepayment Percentage of the amounts described in clauses (e) through (g) of the definition of Principal Amount for loan group 2 for that Distribution Date.

                              --------------------

LEHMAN BROTHERS                                            GOLDMAN, SACHS & CO.

                                January 10, 2007